English translation: for reference only

Exhibit 10.4

Assets Acquisition Agreement

This “Assets Acquisition Agreement” (hereinafter referred to as “this Agreement”) is entered into on January 18, 2005 by and between the following parties:

Party A:	Beijing Weixiao Biological Technology Development Company Limited (hereinafter referred to as “Weixiao”)

Address:	No. 24, Yong Chang North Road, Beijing Economic-Technological Development Area, Beijing

Party B:	Beijing Yuande Bio-Medical Engineering Company Limited (hereinafter referred as “Yuande”)

Address:	No. 4, Zhong He Street, Beijing Economic and Technological Development Zone, Beijing

WHEREAS:

1.	Weixiao is a limited liability company organized and exiting under the laws of the People’s Republic of China, with the qualification of an independent legal person, its main business is technological development of biological products and sales of its self-made products.

2.	Yuande is a foreign investment limited liability company organized and existing under the laws of the PRC, with the qualification of independent legal person, its main business includes technological development, service, manufacture and training of medical devices and biological medical engineering.

3.	Weixiao agrees, in accordance with the terms stipulated herein, to sell the relevant technologies and assets with respect to “chemiluminscence immunoassay diagnostics” (hereinafter referred to as the “Subject Assets”, as defined below); Yuande agrees, in accordance with the terms stipulated herein, to purchase from Weixiao the Subject Assets and pay the corresponding consideration.

NOW THEREFORE, in consideration of the foregoing premises, and based on the mutual agreement and commitment as stipulated hereinafter, both parties agree as follows:

Article 1 Definitions

1.1	Subject Assets	means the core technology of “chemiluminscence immunoassay diagnostics system” (hereinafter referred to as the “System”) and the assets related to the research and development, testing, prototype equipment and relevant reagents in relation to the System legally owned by Weixiao. Up to the signing date of this Agreement, the medical device registration certificate and the reagent permit have already been obtained.

1.2	Core Technology	means the 27 reagent kits for clinical diagnostics that have already applied for registration or are going to apply for registration including the related technology, techniques, technological information, technological data, intellectual property right of the reagent kits as listed in Appendix 1, patent as listed in Appendix 3 and technology and techniques of MPC-1 single-photon counting instrument. Core Technology is the core components of the Subject Assets.

1.3	Core Staff	means all key staff engaged in the research and development, testing and quality control of Core Technology, whose names are listed in Appendix 2.

1.4	Assets Acquisition	means the purchase by Yuande of the Subject Assets owned by Weixiao in accordance with the terms and conditions as agreed in this Agreement.

1.5	Appraisal Report	means the appraisal report on June 30, 2004 by an international qualified appraisal company, America Appraisal International Valuation Consultancy, retained by Yuande.

1.6	Acquisition Consideration	means the acquisition consideration as provided in Article 3 hereof to be paid by Yuande to Weixiao for purchasing the Subject Assets owned by Weixiao in accordance with the terms stipulated in this Agreement.

1.7	Acquisition	means the completion by Weixiao and Yuande of the transaction formalities for the transfer of the ownership of the Subject Assets.

1.8	Acquisition Date	means July 9, 2004.

1.9	Delivery Period	means the period beginning from July 9, 2004 to March 8, 2005.

1.10	Encumbrance	means any security interest, pledge, mortgage, lien, lease, permit, indebtedness, priority arrangement, and limitation.

1.11	Working Day	means any day other than Saturday, Sunday, and other date that commercial banks or the laws in China require to close for business.

Article 2 Assets Acquisition

2.1	In accordance with the terms hereof and subject to the satisfaction of the conditions precedent stipulated in Article 4 of this Agreement, Yuande agrees, in accordance with the warranties and undertakings of Weixiao provided herein, to purchase the Subject Assets, and Weixiao agrees, as the legal owner of the Subject Assets, to sell the Subject Assets to Yuande.

2.2	The original employment relationship of Weixiao’s Core Staff relating to the Subject Assets shall be terminated upon the delivery of the Subject Assets to Yuande. After Weixiao terminates the employment relationship with the above-mentioned staff, Weixiao shall assist Yuande in discussing employment contract with the Core Staff.

2.3	The Subject Assets, at the time this Agreement is effective in accordance with Article 13, are legally wholly owned by Weixiao, and there is no Encumbrance to cause any limitation or failure in realization of the validity and enforcement of this Agreement.

Article 3 Acquisition Consideration

3.1	Both parties, with referenced to the Appraisal Report issued by an international appraisal firm who has international appraisal qualification retained by Yuande and after negotiations, mutually agree to this asset acquisition at a consideration of RMB250,000,000.

3.2	Payment time and method:

Prior to September 30, 2005, Yuande shall pay RMB250,000,000 to Weixiao.

Yuande shall make payment to Weixiao by check or bank draft.

Article 4 Conditions Precedent

4.1	In accordance with the provisions herein, Yuande’s final acceptance of the Subject Assets and its payment of the Acquisition Consideration is contingent on and is subject to the following conditions precedent being satisfied prior to the deadline stipulated in Article 4.3 hereof:

(1)	Weixiao has obtained relevant permits including the medical device permit, reagent permit, medical device registration certificate, relating to the Subject Assets, especially relating to the relevant permit of the Core Technology and such permits and approvals remain valid;

(2)	Weixiao undertakes to Yuande in respect of non-competition, and the form and contents of the undertaking are satisfactory and acceptable to Yuande;

(3)	Yuande has completed its due diligence of the Subject Assets (including but not limited to legal, financial and commercial aspects), and the results of the due diligence are satisfactory and acceptable to Yuande;

(4)	Weixiao has obtained all necessary authorizations and approvals for carrying out the transactions hereunder; and

(5)	Prior to the completion of the Acquisition, Weixiao has not materially reached on any of the guaranties and undertakings stated herein.

4.2	In order to complete the due diligence investigation as mentioned in (3) above, Weixiao shall provide and/or procure others to provide to Yuande and/or its authorized persons all relevant account books in relation to the assets and all the relevant information in relation to all the ownership certificates, etc.

4.3	Yuande may from time to time waive the conditions precedent of Article 4.1 in the form of writing. If any of the conditions precedent stated in Article 4.1 fails to be fully achieved or be waived or exempted by Yuande before December 3l, 2004, or before a later date as agreed in writing by the parties, this Agreement shall immediately terminate and be deemed void. Except as otherwise provided in this Agreement, the parties to this Agreement shall not undertake any liability and obligation in respect of this Agreement. However, the provision of this Article shall not affect any rights enjoyed by any party to this Agreement based on this Agreement in respect of the other party’s reach of any terms hereof before the termination of this Agreement.

Article 5 Acquisition

5.1	Weixiao’s Delivery

Weixiao shall deliver or procure others to deliver to Yuande:

(1)	All information, ownership certificates, registration certificates, contracts, agreements, records and other relevant documents involving the Subject Assets;

(2)	All permits and approvals involving the Core Technology;

(3)	All information related to the research and development, testing and market information of the Subject Assets, and documents evidencing Weixiao’s termination of its employment relationship with the Core Staff;

(4)	The non-competition undertaking duly signed by Weixiao;

(5)	Resolutions passed by Weixiao’s shareholders meeting (or board of directors, as determined by their respective authority) approving the acquisition of the Subject Assets; and

(6)	Other documents or books which are reasonably required by Yuande.

5.2	Yuande’s Delivery:

On or before the Acquisition, Yuande shall deliver to Weixiao:

(1)	Resolution passed by Yuande’s board of directors agreeing to purchase the assets in accordance with the terms of this Agreement.

5.3	Yuande and Weixiao hereby acknowledge that Weixiao has already delivered to Yuande all the documents stated in Articles 5.1(1), (2) and (3) on the Acquisition Date.

5.4	Failure to Complete

If any party to this Agreement (the “Breaching Party”) fails to comply with any stipulations as set forth in Article 5.1, Article 5.2 and Article 5.3 due to any reasons, the other party may have the option to:

(1)	agree to continue to carry out the Acquisition; or

(2)	terminate this Agreement, and shall not be obliged to complete the transaction under this Agreement, and the Reaching Party shall indemnify the other party to this Agreement for all economic losses reasonably incurred directly from such cause.

Provisions 5.4(1) and 5.4(2) shall not affect any other rights of the other party to this Agreement to claims for indemnification as provided by laws and this Agreement.

5.5	After the completion of Acquisition, the terms which have not been performed shall continue to be valid.

5.6	Beginning from the Acquisition Date, Weixiao shall stop all scientific research or activities relating to the Subject Assets and the Core Technology, including but not limited to research and development, testing, prototype, market analysis, and publicity. The aforesaid activities and matters, from the Acquisition Date and during the Delivery Period or within a later time as agreed upon by the parties, shall be determined and implemented solely at Yuande’s discretion. At the time when Yuande is engaged in the abovementioned activities, at Yuande’s request, Weixiao shall fully support, assist and cooperate. Beginning from the Acquisition Date, Yuande shall undertake all rights and obligations related to the Subject Assets. Yuande shall complete all formalities for changes made under this Agreement, with Weixiao’s assistance. The Core Staff shall terminate their employment relationship with Weixiao, and Weixiao shall assist Yuande in discussing employment contract with the Core Staff.

Article 6 Weixiao’s Representations, Warranties and Undertakings

6.1	Weixiao hereby warrants and undertakes to Yuande that the various warranties listed in Article 6.8 are complete and true (even after completion, the undertakings under this Article shall continue to be in full force and effect), and confirms that the execution of this Agreement by Yuande is based on such warranties and deems such warranties as the conditions precedent to this Agreement.

6.2	Weixiao hereby warrants and undertakes to Yuande that it shall indemnify Yuande for all actual reasonable costs, expenditures, losses or other liabilities arising out of Weixiao’s material breach of the warranties and undertakings stated in this Agreement.

6.3	Unless otherwise specified, every warranty listed in Article 6.8 is several and independent, and shall not be limited by any terms in this Agreement.

6.4	Before the Acquisition, Weixiao shall not act or permit to (expect as may be required for the implementation of this Agreement) act or omit to act which may cause the warranties to be untrue or misleading in any material respect.

6.5	Weixiao warrants to Yuande that all permits with respect to the Subject Assets (including the medical device permit, the medical device registration certificate, the reagent permit and the patent certificate) remain valid before the completion of the Acquisition, and that Weixiao and other persons have not taken any actions, which may cause the cancellation or revocation of such permits (whether before or after the completion of the Acquisition).

6.6	The rights and indemnifications enjoyed by Yuande in respect of the inaccuracy, untruthfulness or non-performance of Weixiao’s warranties shall not be affected by the following:

(1)	Weixiao completes the acquisition of the assets to Yuande; or

(2)	Yuande completes its due diligence of the assets; or

(3)	Yuande has not exercised or delayed in exercising any rights or claims or delayed to make any indemnification claim.

6.7	Weixiao confirms and warrants that, the Subject Assets to be transferred to Yuande are not encumbered with any debt, any unsettled or foreseeable disputes, litigations, arbitrations, administrative penalties, and any potential issues, external securities, all incurred or potential or contingent indebtedness such as any indebtedness infringing upon rights caused due to reasons of environmental protection, intellectual property, product quality, labor safety, or personal right, etc. If Weixiao breachs in the above-mentioned warranties, it shall undertake the joint liabilities for the above-mentioned matters and be responsible for handling all issues caused by the above-mentioned matters with respect to claims of third party rights, pay for all costs incurred, and be responsible for indemnifying Yuande against all economic losses thus caused.

6.8	In order to procure Yuande to sign this Agreement, Weixiao hereby represents and guarantees to Yuande as follows:

(1)	Weixiao’s Qualification

Weixiao is a company established and validly existing under PRC laws and it is a company with good standing. Weixiao has all necessary authorizations, with the capacity to sign this Agreement, to perform its obligations hereunder, and to complete the assets acquisition as contemplated by this Agreement. This Agreement constitutes Weixiao’s legal, valid and binding obligations, which may be implemented based on its terms, and may be enforced against Weixiao in accordance with the stipulations herein.

(2)	No Conflicts

Weixiao’s execution, delivery and performance of this Agreement does not and will not (a) violate or conflict with any provisions of Weixiao’s Articles of Association (or similar constitutional documents), or lead to any breach under its Articles of Association (or similar constitutional documents), (b) violate or conflict with any laws and regulations applicable to the Subject Assets (or cause any events of material adverse effect due to any laws and regulations), or (c) conflict with or lead to the violation of any mortgages, contracts, agreements, licenses, permits, franchise or other documents or arrangements, under which Weixiao is a party or cause the Subject Assets to be subjected to or affected, or constitute any breach under such documents.

(3)	Permits

The Subject Assets already includes all approvals, registrations, and authorization certificates related to the Core Technology. Weixiao has not violated in any important aspect such approvals, registrations or provisions of other similar authorizations. All of such approvals, registrations and authorizations are still valid, have not expired, and have not been cancelled or terminated. Such approvals, registrations and authorizations will not be cancelled, terminated or become invalid due to any transaction as agreed herein. Weixiao will endeavor its best efforts to assist Yuande to complete the formalities for modifying (or re-registering) all of such approvals, registrations and authorizations. The execution and performance of this Agreement by Weixiao shall not require the permit or approval of any third party.

(4)	Patent

(a)	Patent related to the Subject Assets is the property right owned by Weixiao itself. The relevant registration for the change of ownership of the Subject Assets has already been completed.

(b)	Except for the agreement as provided in item (a), Weixiao has not signed any patent, trade mark registration, registered design, copyright, technology, protected process or other protected property or relevant agreements related to the Subject Assets.

(5)	Contracts

(a)	Except for what is disclosed in this Agreement, in respect of the Subject Assets, Weixiao has not provided any mortgage, security nor has issued any bonds (whether secured or not) or any other security, nor has indemnified against the Subject Assets, nor has provided security to any individual or company with the Subject Assets.

(b)	There is no contractual arrangement or liability binding against the Subject Assets, which shall or may cause to terminate or breach caused by the validation of this Agreement or by the completion of the transaction as agreed in this Agreement.

(c)	There is no gross negligence or material breach in any contract, undertaking, commitment or arrangement which is binding against Weixiao, which may cause the Subject Assets to be mandatorily performed. To Weixiao’s knowledge, no such negligence or breach will incur or may incur as time passes by or due to receiving any notice or other reasons.

(6)	Compliance with Law

Weixiao has always been engaged in and shall continue to be engaged in business in accordance with all laws and regulations applicable to Weixiao or the Subject Assets before the Acquisition Date, and Weixiao has not violated any of such laws and regulations.

(7)	Complete Disclosure

(a)	To Weixiao’s knowledge, there are no facts related to the Subject Assets, which may result in a material adverse effect, and which has not been disclosed in this Agreement and relevant appendixes, or Weixiao has not disclosed to Yuande in other forms of writing.

(b)	Weixiao’s representations or warranties in this Agreement, any documents, representations or certificates provided or to be provided by Weixiao as agreed in this Agreement or related to the transaction as agreed herein do not currently include and will not in the future include any untruthful representation of material facts, and there is no omission currently and in the future that there will not be any omission of material facts which may cause any such representations to be misleading.

Article 7 Yuande’s Representations, Warranties and Undertakings

7.1	In order to procure Weixiao to sign this Agreement, Yuande hereby warrants and undertakes to Weixiao as follows:

(1)	Yuande has the right to sign, deliver and perform this Agreement.

(2)	The execution of this Agreement shall constitute Yuande’s legal, valid and binding obligations, which may be implemented based on its terms, and may be enforced in accordance with its terms against Yuande. Yuande’s execution and delivery of this Agreement, performance of its obligations under this Agreement and completion of the agreed transaction under this Agreement, has been duly authorized through the adoption of all necessary actions.

(3)	Yuande’s execution and performance of this Agreement or exercise of its rights under this Agreement shall not (a) conflict with any laws, conditions and any other orders which must be complied with; (b) conflict with any agreements and documents, to which Weixiao is a party; (c) conflict with the Articles of Association of Yuande; and (d) conflict with any agreements and documents binding against Yuande or its properties.

Article 8 Obtaining of Information

8.1	Beginning from the Acquisition Date, Weixiao will, in accordance with or procure others to follow, the reasonable request of Yuande to provide and arrange to Yuande and/or its authorized persons to obtain all relevant books, all ownership certificates, records and accounts of the assets.

8.2	Yuande undertakes, except otherwise provided by law, prior to the Acquisition, Yuande will not disclose to any persons other than its senior officers or professional consultants any information related to the assets obtained in accordance with this Agreement.

8.3	Yuande undertakes, if this Agreement becomes void, all information and documents related to the assets given to Yuande in accordance with this Agreement must be returned to Weixiao.

Article 9 Confidentiality

9.1	Both parties to this Agreement must keep strictly confidential the consultation of this Agreement, the process of execution and the content of this Agreement. Unless the laws, regulations, or relevant governmental authorities have mandatory stipulations, it must not be disclosed to any third person.

9.2	Any party to this Agreement and its affiliates also have the obligation of to keep strictly confidential any commercial secrets of the other party to this Agreement known in the process of consultations, execution and performance of this Agreement. Unless the laws, regulations, or relevant governmental authorities have mandatory stipulations, it must not be disclosed to any third person.

9.3	The above confidentiality obligations undertaken by both parties to this Agreement shall be continuous, and shall not be terminated when this Agreement terminates.

Article 10 Breach Liability

10.1	Unless otherwise expressly provided for in this Agreement, the breach behavior of the parties to this Agreement include but not limited to the following situation:

(1)	failure to comply with any undertakings and warranties made by the parties in this Agreement;

(2)	failure to comply with other obligations undertaken by the parties under this Agreement.

10.2	The Breaching Party shall be liable to the other party for its breach. The other party may give the Breaching Party a reasonable period and require the Breaching Party to remedy. If the Breaching Party fails to take remedial measures within the reasonable period, the non-breaching party shall be entitled to terminate the contract. The Breaching Party shall indemnify the non-breaching party against all actual losses incurred therefrom, including but not limited to all reasonable costs incurred by the non-breaching party for executing and performing this Agreement (including the costs and expenditures for engaging various intermediary agencies), but not exceeding the losses that may be caused to the other party due to breach of this Agreement, which the breaching party foresees or should foresee when executing this Agreement.

Article 11 Termination

11.1	Provided that the other rights for termination are not affected, if the following occurs before the completion of the Acquisition:

(1)	Except as otherwise disclosed in this Agreement, if Yuande becomes aware of or receives a notice stating any warranties under this Agreement is inaccurate or is materially misleading while Weixiao is unable to take reasonable actions to remedy before the completion of the Acquisition, and results in the material adverse effect on the value, business and financial aspects of the assets; or

(2)	Weixiao is in serious breach or fails to comply with any warranties given under this Agreement, and Yuande reasonably believes that such breach and negligence will have a material adverse effect on the value, business and financial aspect of the assets;

then it constitutes Weixiao’s breach in the provisions of this Agreement, and Yuande is entitled to issue a written notice to Weixiao, requiring Weixiao to take actions to remedy within a reasonable period. If Weixiao fails to comply with the remedial requirements as stipulated in the notice, Yuande is entitled to terminate this Agreement and require Weixiao to indemnify.

11.2	Provided that any other rights of Weixiao under this Agreement is not affected, if before the Acquisition Yuande is in serious breach or fails to comply with any warranties stated under this Agreement, then it constitutes Yuande’s breach in the provisions of this Agreement, and Weixiao is entitled to issue a written notice to Yuande, requiring Yuande to take action to remedy within a reasonable period. If Yuande fails to comply with the the remedial requirements as stipulated in the notice, Weixiao is entitled to terminate this Agreement and require Yuande to indemnify.

Article 12 Costs

12.1	The parties to this Agreement shall respectively bear the costs, charges and expenditures incurred in respect of its consultations, drafts and completion of this Agreement and all matters as contemplated by this Agreement, or other costs, charges and expenditures related to laws.

12.2	Weixiao and Yuande shall respectively pay for the taxes payable for completing the transaction contemplated by this Agreement in accordance with the provisions of applicable laws.

Article 13 Validity

13.1	This Agreement shall become effective on the day when both parties sign this Agreement.

Article 14 Applicable Laws

14.1	Matters such as the validity, interpretation, performance and resolution of disputes of this Agreement shall be governed by the laws of the People’s Republic of China.

Article 15 Dispute Resolution

15.1

Any disputes caused by or in connection with this Agreement, including but not limited to the establishment, binding effect, performance, interpretation, breaching liability, amendment and termination of this Agreement, shall be resolved by the parties of this Agreement through friendly consultations. If no agreement is reached within 30 days after the occurrence of a dispute, a litigation in respect of such dispute can be brought to a court having jurisdiction over such matter. The winning party is entitled to require the losing party to undertake the costs for professional persons (including but not limited to attorney fees) paid by the winning party for the litigation and all other costs.

Article 16 General Provisions

16.1	If, according to any laws and regulations, any terms or other provisions of this Agreement becomes invalid, illegal or unenforceable, then as long as the economic and legal substance of the transaction contemplated in this Agreement is not affected by material adverse effect on any party in any form, all other terms and provisions of this Agreement shall remain in full force and effect. When any terms or other provisions shall be deemed void, illegal or unenforceable, the parties to this Agreement shall negotiate in good faith, make amendments to this Agreement, and realize the original intent of the parties as similar as possible in accordance with an acceptable manner, so as to complete the transaction contemplated by this Agreement in accordance with the original plan to the possible maximum extent.

16.2	This Agreement is a complete document in respect of the contents involved in this Agreement for the parties. This Agreement together with any appendixes to this Agreement constitutes a complete agreement between the parties of this Agreement. From the effective date of this Agreement, all intentions, expressions, understanding and agreement (whether it is oral or in writing) proposed to be performed for the transactions under this Agreement prior to the effective date of this Agreements shall be void and superseded by this Agreement.

16.3	Except as otherwise provided by law, one party to this Agreement fails to exercise or delays to exercise its rights, powers or privileges under this Agreement shall not constitute a waiver of such rights and powers or privileges; separate or partial exercise of such rights and powers or privileges shall not impede the exercise of any other rights and power or privileges.

16.4	The warranties stated in this Agreement shall remain in full force and effect after completion, and other than those matters which have already been performed, all the terms of this Agreement shall continue to be valid after completion.

16.5	No revisions or amendments shall be made to this Agreement except by a written instrument executed by the parties of this Agreement.

16.6	All headings of the paragraphs are solely for the purpose of reading convenience and shall not affect the meanings or interpretations of the contents of this Agreement.

16.7	The parties to this Agreement must take and sign or ensure to take and sign all further actions, acts, matters and documents necessary for the implementation of the terms of this Agreement, so as to enable the transaction contemplated by this Agreement to be performed completely, and in order to enable Yuande to obtain the interests of the assets effectively, Weixiao shall complete, execute and perform all further actions, deeds, documents and matters as reasonably required by Yuande when necessary, so as to enable Yuande to gain all of the interests under this Agreement without the prejudice of lien, mortgage, option, and encumbrance of property right or any adverse circumstances.

16.8	All appendixes to this Agreement shall be an inseparable part of this Agreement and shall have the same force and effect as this Agreement.

16.9	This Agreement has four originals. Each party holds two originals. Both parties may separately execute copies of this Agreement as necessary.

(There is no formal text on this page.)

Beijing Weixiao Biological Technology Development Company Limited	/company chop/

Signature of legal representative or authorized representative:	/s/

Beijing Yuande Bio-Medical Engineering Company Limited	/company chop/

Signature of legal representative or authorized representative:	/s/

Appendix 1    Reagent Kits for Clinical Diagnostics

1	SARS
2	TSH
3	T3
4	FT3
5	T4
6	FT4
7	LH
8	FSH
9	PRL
10	T
11	P
12	E2
13	INS
14	C-P
15	Ins-Ab
16	HCG
17	AFP
18	CEA
19	PSA
20	Ferr
21	CA125
22	CA-50
23	CA153
24	CA199
25	NSE
26	FpSA
27	GH

Appendix 2    Core Technology Staff

Xiudong Sun

Xiaoling Yang

Appendix 3    List of Patents

Invented Name of Patent:	Immunoassay Gene Analysis System
Application No. :	01141479.0
Application Date:	September 27, 2001